Exhibit 10.16

DEBT SETTLEMENT AGREEMENT

THIS DEBT SETTLEMENT AGREEMENT (the “Agreement”) is entered into as of October 25, 2021 by and between CoroWare, Inc. (“CoroWare”) whose address is 13110 NE 177th Place, #145, Woodinville, WA 98072 and RBB Capital, LLC (“Creditor”), whose address is _________________________________________________________________. CoroWare and Creditor may be referred to individually as “Party” and collectively as “Parties.”

WHEREAS, CoroWare wishes to settle $50,935.50 in convertible debt and accrued interest, which the Parties agree represents all of the outstanding convertible debt (“Convertible Debt”) and accrued interest owed to Creditor as of April 18, 2022.

NOW THEREFORE, in consideration of the covenants contained herein, the above recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Payment by CoroWare: In consideration for Creditor’s promises and covenants contained herein, CoroWare agrees to pay Creditor $20,000.00 in cash that shall be paid with an initial payment of $2,000.00 and shall be paid in full by November 15, 2021.

2.	Waiver, Release, Covenant Not to Sue: For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and with the intent to be legally bound hereby, Creditor does hereby release, acquit, and forever discharge CoroWare from and does hereby covenant and agree never to institute or cause to be instituted any suit or other form of action or proceeding of any kind or nature whatsoever based upon the settlement of the debt against CoroWare, its successors and assigns and each of their respective past and present, direct and indirect, subsidiary, parent, and affiliated entities, and to each of their respective past and present employees, agents, attorneys in fact, attorneys at law, representatives, officers, directors, shareholders, partners and joint venturers.

3.	Entirety. This Agreement constitutes the entire agreement and understanding between the Parties, and supersedes any and all prior oral and written agreements and understandings. No representation, warranty, condition, understanding or agreement of any kind with respect to the subject matter shall be relied upon by them except those contained herein.

4.	Modification. No provision of this Agreement may be waived, amended or modified in any respect whatsoever, except by written agreement signed by the Parties.

5.	Severability. If any provision of this Agreement is held to be invalid, void or unenforceable, all other provisions of this Agreement nevertheless will remain in full force and effect.

6.	Full Authority. The Parties represent that they have full authority to enter into this Agreement, and that they are competent and over the age of majority.

7.	Terms Read and Understood. Each Party represents that he/she/it has carefully read and fully understand the terms, conditions, legal effects, and intent of this Agreement, and that he/she/it has had the opportunity to consult with independent legal counsel. Each Party acknowledges that he/she/it received a copy of this Agreement before signing it, and that he/she/it understands that every provision of this Agreement is contractual and legally binding.

8.	No Duress. Each Party agrees to sign this Agreement at his/her/its own voluntary act and deed, and represents that such execution was not the result of any duress, coercion, or undue influence.

9.	Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Agreement, or the relationship between them, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees and costs.

10.	No Assignment. The Creditor warrants and represents that the Creditor is the holder of all claims sought to be released herein, and that none of the claims or causes of action relating to the Convertible Debt have been sold, or assigned, or otherwise disposed of, either voluntarily or involuntarily.

11.	Successors and Assigns. The provisions of this Agreement shall be binding and inure to the benefit of each of the Parties and their respective heirs, executors, administrators, agents, representatives, successors, and assigns.

12.	Governing Law. This Agreement shall be interpreted, enforced and governed in accordance with the laws of the State of Delaware, regardless of any conflicts-of-laws principles.

13.	Ambiguities. Each of the Parties have reviewed this Agreement, and agree that the rule of interpretation stating that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

14.	Counterparts and Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Electronic, pdf, of fax signatures shall be considered original signatures.

15.	Headings. The headings of this Agreement are for convenience or reference only, and shall not limit, expand, modify, or otherwise affect the meaning of any provision of this Agreement.

IN WITNESS WHEREOF, the parties, intending to be bound hereby, have executed this agreement as of the date first written above.

CoroWare, Inc.	RBB Capital, LLC

Lloyd Spencer	Mark Grober
President and CEO